SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 29, 2008 (December 19, 2008)
______________

NATIONAL LAMPOON, INC.
(Exact name of registrant as specified in Charter)

Delaware	0-15284	95-4053296
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

8228 Sunset Boulevard Los Angeles, California 90046 (Address of Principal Executive Offices)

310-474-5252
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2 below).

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 19, 2008 Paul Skjodt resigned as a director.  Mr. Skjodt’s resignation was not as a result of a disagreement with the registrant on any matter relating to its operations, policies or practices.  Mr. Skjodt did not serve on any committee of the board of directors.

On December 22, 2008 David Tornek was appointed to fill the vacancy created by Mr. Skjodt’s resignation.

Mr. Tornek graduated from Metropolitan State College in Denver, Colorado in 1983 with a bachelor of science degree in accounting and the following year he was licensed as a CPA in Colorado.  During college he worked for Cohen and Cohen, a Denver accounting firm, doing basic accounting and audit support.  In 1985, Mr. Tornek joined the accounting firm of Smith, Brooks and Bolshoun, which specialized in providing accounting services to clients in the hospitality and construction industries, where he continued doing auditing, tax, and business accounting as the accounting manager.  Mr. Tornek remained with Smith, Brooks and Bolshoun until 1991, when he joined Century Management Group, a privately owned company that owned and managed restaurants and nightclubs as well as real estate holdings, as its chief financial officer.  In 1995 he became a partner of Century Management Group and also became its chief operating officer in addition to continuing to provide services as its chief financial officer.

Century Management Group expanded to Florida in 2000 and Mr. Tornek managed the company’s operations in Colorado and in Florida.  In 2000 Mr. Tornek also opened his first restaurant, Touch Restaurant, in Miami Beach, Florida.  Mr. Tornek left Century Management Group in 2004 and in 2005 started Touch Catering with his partner, Sean Brasel.  In 2007 Mr. Tornek successfully launched his second catering business, Kosher Touch Catering.  In November, 2008 Mr. Tornek launched his second restaurant in Miami Beach called Meat Market Steakhouse.

Mr. Tornek was appointed in accordance with the terms of a Voting Agreement dated May 17, 2002.  The parties to the Voting Agreement are James P. Jimirro and a group of investors that include Daniel S. Laikin, Timothy S. Durham and Mr. Skjodt.  The Voting Agreement will terminate on the last to occur of the following:  (i) 13 months following the date of Mr. Jimirro’s separation from service, which occurred on January 28, 2005 or (ii) the date as of which Mr. Jimirro personally first ceases to own beneficially (whether by reason of his death or otherwise) at least 100,000 shares of our common stock.  Until the Voting Agreement is terminated, as of January 28, 2005 Mr. Jimirro is entitled to nominate three directors to the board of directors and Mr. Laikin is entitled to nominate four directors.  The Voting Agreement requires that any vacancy created by the death, resignation or removal of any of the directors will be filled by a nominee made by the person or group of persons entitled to nominate the director who died, resigned or was removed.

Mr. Tornek is not expected to be named to any committee of the board of directors.

Mr. Tornek does not have a direct or indirect material interest in any transaction or any proposed transaction with us in which the amount involved exceeds the lesser of $120,000 or 1% of the average of our total assets at July 31, 2008 or July 31, 2007 nor have we entered into any material plan, contract or agreement with Mr. Tornek.

Item 9.01     Financial Statements and Exhibits.

Exhibit 99          Press Release

SIGNATURES

   Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 26, 2008

NATIONAL LAMPOON, INC.

	By:	/s/ Timothy S. Durham
Timothy S. Durham, Chief Executive Officer